NUCLEAR RESEARCH CORPORATION AND SUBSIDIARIES

                                   EXHIBIT 11

                       CALCULATIONS OF EARNINGS PER SHARE

                                  Three Months Ended December 31,       Six Months Ended December 31,

                                      1996              1995              1996              1995
Net Income (Loss)                  $(468,128)        $ 263,889         $(341,566)        $ 576,490

Average shares issued                 31,873            31,873            31,873            31,873

Average net effect of
dilutive stock options-
based on the treasury stock
method                                 7,090             6,061             7,090             6,061

Less:  average treasury
stock                                 (3,698)           (3,698)           (3,698)           (3,698)
                                   ---------         ---------         ---------         ---------

  Total stock and
  stock equivalents                   35,265            34,236            35,265            34,236
                                   =========         =========         =========         =========

Primary Earnings (Loss)
per share                          $  (13.27)        $    7.71         $   (9.68)        $   16.84
                                   =========         =========         =========         =========



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